Exhibit 99.1
For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY ENTERS INTO AGREEMENTS TO
DIVEST OF MARCELLUS SHALE ASSETS

DENVER, CO – July 18, 2011 – SM Energy Company (NYSE: SM) announces it has entered into agreements with a subsidiary of Endeavour International Corporation (NYSE: END) to sell its Marcellus shale assets in McKean and Potter Counties, Pennsylvania for total cash proceeds of approximately $80 million.  The transactions include the Company’s entire leasehold position in the play of approximately 42,000 net acres as well as associated pipeline assets.  There are currently three (3) producing wells on the acreage with average first quarter production of 2 MMCFE/d.  As of year-end 2010, there were 5.6 BCFE of booked reserves related to these assets, of which 50% were classified as proved developed.  The effective date of these transactions is April 1, 2011, and closing is expected to occur in the fourth quarter of 2011.  The transactions are subject to closing conditions, purchase price adjustments, and transaction fees.

Tony Best, President and CEO, remarked, “I am pleased to announce we have reached an agreement to divest our Marcellus shale position.  We continuously look to high-grade our portfolio through the divestiture of non-core assets, and this transaction is yet another example of this process.  Year to date, we have closed or entered into transactions in excess of $1 billion that will be used to fund the development of higher value assets in our portfolio while preserving the strength of our balance sheet.”

SM Energy was advised by Bank of America Merrill Lynch.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include factors such as the uncertainty of negotiations to result in an agreement or a completed transaction, the uncertain nature of the expected benefits from the actual or expected acquisition, divestiture, farm down or joint venture of oil and gas properties, the uncertain nature of announced divestiture, joint venture, farm down or similar efforts and the ability to complete such transactions, the volatility and level of oil, natural gas, and natural gas liquids prices, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, the availability of drilling, completion, and operating equipment and services, the risks associated with the Company’s commodity price risk management strategy, uncertainty regarding the ultimate impact of potentially dilutive securities, and other such matters discussed in the “Risk Factors” section of SM Energy’s 2010 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas, natural gas liquids, and crude oil.  SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.